Exhibit 10.5

AMENDMENT NO. 1 to the Employment Agreement dated as of October     , 2003 (the “Agreement”) by and between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation (“HCPI”), and CHARLES A. ELCAN (the “Executive”).

A. HCPI and Executive desire to amend the Agreement as set forth herein; and

B. Except as set forth herein, the parties intend the Agreement to continue in effect in accordance with its current terms.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1. Section 3(b) of the Agreement is hereby deleted and the following substituted therefor:

(b) Annual Incentive Plan Bonus. Effective for all years beginning after December 31, 2004, the Executive shall be eligible to receive an annual bonus in the amount, and on such terms and conditions, as are determined by the Compensation Committee of HCPI in its sole and absolute discretion. HCPI shall pay the Executive an annual bonus of $475,000 for 2004, which the Executive acknowledges and agrees discharges in full any and all of HCPI’s obligations under Section 3(b)(ii) of the Agreement as in effect immediately prior to this Amendment No. 1. Any bonus payable under this Section 3(b) shall be paid within 2.5 months of the end of the calendar year during which such bonus is earned. The Executive acknowledges that these modifications to Section 3(b) shall not be considered to be a breach of this Agreement or to constitute “Good Reason” under the Agreement.

2. Section 3(e)(i) is hereby amended by deleting “(but HCPI shall separately pay and deductible or co-payment amounts)” therefrom.

3. A new Section 5(f) is hereby added as follows:

(f) Section 409A. To the extent Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall execute any amendment reasonably necessary to implement this Section 5(f). Whether or not any amendment is executed by the parties, Executive agrees that any modification required by this Section 5(f) shall not be considered to be a breach of this Agreement or to constitute “Good Reason” under this Agreement.

4. Except as otherwise provided herein, the Agreement continues in full force and effect in accordance with its current terms.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of this 2nd day of February, 2005.

HEALTH CARE PROPERTY INVESTORS, INC.

By	/s/ Edward J. Henning
Its	Senior Vice President, General Counsel and Corporate Secretary

EXECUTIVE

/s/ Charles A. Elcan
Charles A. Elcan